Exhibit 99.1

Iridex Announces First Quarter 2022 Financial Results

Achieved Record First Quarter Revenue

MOUNTAIN VIEW, Calif., May 12, 2022 -- Iridex Corporation (Nasdaq: IRIX) today reported financial results for the first quarter ended April 2, 2022.

First Quarter 2022 Highlights

•	Record first quarter revenue of $13.4 million, an increase of 12% from the prior year period
•	Cyclo G6® product family revenue of $3.5 million, an increase of 6% year-over-year
o	14,700 Cyclo G6 probes sold, an 8% increase year-over-year
o	56 Cyclo G6 Glaucoma Laser Systems sold, compared to 64 in the prior year
•	Retina product revenue increased 10% year-over-year to $7.3 million
o	PASCAL® products acquired from Topcon contributed 29% of retina revenue
•	Net Cash use of $3.2 million resulting in cash balance on April 2, 2022 of $20.6 million

“Record first quarter results demonstrate the continued traction our strengthened U.S. and international commercial network are achieving in the global ophthalmology market. We continue to make steady progress building physician adoption of our non-incisional approach to treating glaucoma and retinal disease,” said David Bruce, President and CEO of Iridex. “Volatility in procedure volumes from COVID surges began to subside mid-quarter, leading to a stronger second half of the quarter as many of our customers’ practices returned to more normal activity.”

“We also mitigated our exposure to potential supply chain risks by increasing inventory of long-lead parts and making pre-payments to suppliers to ensure delivery commitments in the quarters to come, resulting in increases of inventory and prepaid expenses by about $2 million.”

“We plan to continue our focused investment in clinical evidence, KOL support, and expanding physician-to-physician messaging on the benefits of our MicroPulse TLT treatment to drive worldwide adoption and remain confident in our plan to deliver strong results throughout 2022,” concluded Bruce.

First Quarter 2022 Financial Results

Revenue for the three months ended April 2, 2022 increased 12% to $13.4 million from $12.0 million during the same period of the prior year. The increase in revenue was driven by higher Glaucoma product revenue and continued strength of the Retina product line in both domestic and international markets, including full quarter sales of the PASCAL product line acquired from Topcon.

Total product revenue from the Cyclo G6 glaucoma product family was $3.5 million, up 6% compared to the first quarter of 2021. Retina product revenue improved in the first quarter to $7.3 million, an increase of 10% compared to the prior year period.  Other revenue, which includes royalties, services, and other legacy products, increased 31% to $2.5 million in the first quarter of 2022 compared to the same period in 2021. The substantial Other revenue increase resulted from inclusion of PASCAL service revenue and amortized revenue recognition from the sale of distribution rights to Topcon.

Gross profit for the first quarter of 2022 increased 21% to $6.0 million, or a 44.6% gross margin, compared to $4.9 million, and a 41.3% gross margin, in the same period of the prior year. Higher gross margin was driven by the longer-term strategic focus to increase higher margin probes within the product mix, continuing pricing discipline and inclusion of recognized revenue from the sale of distribution rights to Topcon.

Operating expenses for the first quarter of 2022 increased 22% to $8.3 million compared to $6.8 million in the same period of the prior year. The increase is the result of the planned expansion of our sales and marketing programs and in continued R&D investment in PASCAL and other new product development initiatives.

Net loss for the first quarter of 2022 was $2.4 million, or $0.15 per share compared to a net loss of $2.0 million or $0.14 per share in the same period of the prior year.

Guidance for Full Year 2022

Iridex reiterates its guidance for Cyclo G6 probe sales of 67,000 to 70,000 representing 15% to 20% growth and Cyclo G6 systems installed base to expand by 225 to 250 in 2022. Total revenue for the full year is expected to be $57 million to $59 million.

Webcast and Conference Call Information

Iridex’s management team will host a conference call today beginning at 2:00 p.m. PT / 5:00 p.m. ET.  Investors interested in listening to the conference call may do so by dialing (844) 707-0665 for domestic callers or (703) 326-3030 for international callers, using conference ID: 3366993. A live and archived webcast of the event will be available on the “Investors” section of the Company’s website at: www.iridex.com.

About Iridex
Iridex Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. Iridex’s current product line is used for the treatment of glaucoma and diabetic macular edema (DME) and other retinal diseases. Iridex products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the Iridex website at www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning clinical and commercial momentum, demand for and utilization of the Company's products, financial guidance and results and expected sales volumes. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended January 1, 2022.

Investor Relations Contact

Hunter Cabi

investors@iridex.com

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	April 2,	April 3,
	2022	2021

Total revenues	$13,387	$11,959
Cost of revenues	7,410	7,020
Gross profit	5,977	4,939

Operating expenses:
Research and development	2,116	1,165
Sales and marketing	4,300	2,982
General and administrative	1,838	2,633
Total operating expenses	8,254	6,780

Loss from operations	(2,277)	(1,841)
Other expense, net	(94)	(161)
Loss from operations before provision for income taxes	(2,371)	(2,002)
Provision for income taxes	20	8
Net loss	$(2,391)	$(2,010)

Net loss per share:
Basic	$(0.15)	$(0.14)
Diluted	$(0.15)	$(0.14)

Weighted average shares used in computing net loss per share
Basic	15,881	14,346
Diluted	15,881	14,346

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands and unaudited)

	April 2,	January 1,
	2022	2022
Assets
Current assets:
Cash and cash equivalents	$20,621	$23,852
Accounts receivable, net	10,451	9,716
Inventories	9,091	7,614
Prepaid expenses and other current assets	1,766	1,071
Total current assets	41,929	42,253
Property and equipment, net	363	428
Intangible assets, net	2,157	2,205
Goodwill	965	965
Operating lease right-of-use assets, net	2,332	2,565
Other long-term assets	278	271
Total assets	$48,024	$48,687

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,353	$3,399
Accrued compensation	2,325	3,192
Accrued expenses	1,646	1,575
Other current expenses	853	1,098
Accrued warranty	117	100
Deferred revenue	2,356	2,355
Operating lease liabilities	938	927
Total current liabilities	12,588	12,646

Long-term liabilities:
Accrued warranty	76	58
Deferred revenue	12,531	10,930
Operating lease liabilities	1,479	1,729
Other long-term liabilities	24	25
Total liabilities	26,698	25,388

Stockholders' equity:
Common stock	168	168
Additional paid-in capital	85,645	85,255
Accumulated other comprehensive income (loss)	73	45
Accumulated deficit	(64,560)	(62,169)
Total stockholders' equity	21,326	23,299
Total liabilities and stockholders' equity	$48,024	$48,687